Exhibit 10.30

AMENDMENT TO THE

AMENDED AND RESTATED 2006 OMNIBUS INCENTIVE PLAN

WHEREAS, Ryman Hospitality Properties, Inc., a Delaware corporation (the “Company”), originally adopted the 2006 Omnibus Incentive Plan on May 4, 2006 and amended and restated it effective as of May 5, 2011 (as amended and restated, the “Plan”).

WHEREAS, the Board of Directors of the Company (the “Board”) may, at any time, amend the Plan in accordance with Section 14.1 of the Plan.

WHEREAS, pursuant to Section 14.2 of the Plan, the Board may amend any Award Agreement (as defined in the Plan), provided that such amendment does not materially and adversely affect the rights of the Grantees with respect to Awards previously granted under the Plan.

WHEREAS, the Board has determined that it is advisable and in the best interests of Company and the holders of restricted stock units previously issued under the Plan (the “RSUs”) to amend the Plan and the Award Agreements applicable to the RSUs (the “RSU Agreements”) as set forth below in accordance with Sections 14.1 and 14.2 of the Plan.

NOW, THEREFORE, the Plan and the Award Agreements are hereby amended as follows:

1.     Clause (a) of Section 15.6 of the Plan shall be deleted and replaced by the following:

“(a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed (i) the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any, in connection with vesting of all or portion of the Award, or (ii) such higher withholding rates as may be determined by the Committee, which rates shall in no event exceed the maximum individual statutory rate in the applicable jurisdiction at the time of such withholding, but only if such additional withholding, or the direction to provide such additional withholding, does not result in adverse accounting treatment of this Award to the Company) and/or”

2.     Section 8(a) of each RSU Agreement shall be deleted and replaced by the following:

“Upon the expiration or termination of the Restricted Period, the Grantee shall remit to the Company the amount necessary to satisfy the Withholding Tax Obligation (as defined below) with respect to which the Award or portion thereof has settled as a condition to the Company’s issuance of any Shares. The payment shall be in cash or at the election of Grantee by means of: (i) the delivery of Shares previously owned by Grantee, subject to applicable legal requirements, and held for the requisite period of time as may be required to avoid the Company incurring any adverse account.ing charge; (ii) a reduction in the number of Shares otherwise deliverable upon vesting or other amounts otherwise payable to the Grantee pursuant to this Agreement; or (iii) a combination of (i) and/or (ii). The value of any Shares delivered or withheld as payment in respect of the Withholding Tax Obligation shall be determined by reference to the Fair Market Value of such Shares as of the date of such withholding or delivery.    For purposes hereof, the “Withholding Tax Obligation” means the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any, in connection with vesting of all or a portion of the Award; provided, however, that, the Withholding Obligation may be determined by applying such higher withholding rates as may be determined by the Committee, which rates shall in no event exceed the maximum individual statutory rate in the applicable jurisdiction, but only if such additional withholding, or the discretion to elect such additional withholding, does not result in adverse accounting treatment of this Award to the Company.”

Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect. Capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

This Amendment has been adopted by the Board of Directors of the Company as of February 10, 2017.